Exhibit 10.1

NOTE CANCELLATION AGREEMENT

This Note Cancellation Agreement (this “Agreement”) between Perception Capital Corp. IV, f/k/a RCF Acquisition Corp., a Cayman Islands exempted company (the “Company”) and Blue Capital Management Partners, LLP (“Note Holder”) is dated September 23, 2024.

BACKGROUND

A. The Company previously issued to the Note Holder that certain Convertible Senior Secured Promissory Note dated November 6, 2023 (the “Note”) in the principal amount of $2,000,000 (the “Principal”).

B. On November 27, 2023, the Note Holder entered into that certain Novation Agreement dated November 27, 2023 with Blue Perception Capital LLP and the other signatories thereto (the “Novation Agreement”), to among other things assign the Note from Noteholder to Blue Perception Capital LLP.

C. Under Section 16 of the Note, the assignment of the Note is effective upon delivery of the Note to the Company for cancellation and the issuance of a new note from the Company to the assignee;

AGREEMENT

Therefore, the parties agree as follows:

1. The Note has been assigned to Blue Perception Capital LLP under the Novation Agreement. Pursuant to Section 16 of the Note, a new note from Company will be issued in favor of Blue Perception Capital LLP to replace the previous Note.

2. In connection with its entry into the Novation Agreement, the Note Holder confirms and agrees that the Note is cancelled and of no further force and effect.

3. This Agreement and the rights and obligations of the parties shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

4. This Agreement may be executed in one or more counterparts, including by way of electronic transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The Company and the Note Holder have each caused this Agreement to be executed as of the date written above.

COMPANY:
Perception Capital Corp. IV.

By:	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Chief Executive Officer

NOTE HOLDER:
Blue Perception Capital LLP

By:	/s/ Andrew Cavaghan
Name:	Andrew Cavaghan
Title:	Managing Partner